UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2005

TRIPATH IMAGING, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22885	56-1995728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Plantation Drive
Burlington, North Carolina 27215
(Address of Principal Executive Offices) (Zip Code)

(336) 222-9707
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acceleration of Vesting of Stock Option Awards

     On May 31, 2005, pursuant to and in accordance with the recommendation of the Compensation Committee (the “Committee”), the Board of Directors of TriPath Imaging, Inc. (the “Company”) approved the immediate and full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $8.89 or greater granted under the Company’s Amended and Restated 1996 Equity Incentive Plan (the “1996 Plan”) or Amended and Restated 1997 Director Stock Option Plan (the 1997 Plan”) that were held by employees, officers and non-employee directors. Stock option awards granted from 1996 through 2005 with respect to approximately 660,000 shares of the Company’s Common Stock (“Common Shares”), including approximately 440,000 options held by officers at or above the level of Vice President (including executive officers) and approximately 20,000 options held by non-employee directors, are subject to this acceleration which was effective as of May 31, 2005. The following number of options held by the Company’s executive officers were so accelerated: 112,500 options held by Paul R. Sohmer, M.D., 30,001 options held by Stephen P. Hall, 121,669 options held by Johnny D. Powers, Ph.D., and 75,001 options held by Ray W. Swanson. In aggregate, the accelerated options had a weighted average exercise price of approximately $9.04 per share prior to such acceleration.

     The Committee also required that as a condition to the acceleration, each officer at or above the level of Vice President (including but not limited to the executive officers) and each non-employee director agree to refrain from selling Common Shares acquired upon the exercise of accelerated options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option’s pre-acceleration vesting terms or, if earlier, the executive officer’s or director’s last day of employment or upon a “change in control” as defined in 1996 Plan or any other agreement between the individual and the Company (the “Lock-Up and Consent”). The Lock-Up and Consent also provides that if the accelerated vesting of the officer’s or director’s options would cause the aggregate fair market value of all Company Common Shares with respect to which incentive stock options are exercisable for the first time by such individual in the 2005 calendar year (under any equity compensation plan of the Company) to exceed $100,000 (with the fair market value of such stock being determined as of the time the option was granted), such individual agrees and consents to such acceleration and the treatment of any incentive stock options exceeding the annual $100,000 threshold as non-qualified options.

     Because the options so accelerated each had an exercise price in excess of the current market value of the Common Shares based on the closing price of $8.64 per share on May 27, 2005, the Company expects the acceleration to have a positive effect on employee morale, retention and perception of stock option value. The acceleration is also designed to minimize certain future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options pursuant to Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment”, which becomes effective for reporting periods beginning after December 31, 2005. The Company believes that the aggregate future expense that will be eliminated as a result of the acceleration of the vesting of these options is approximately $2.7 million (of which approximately $1.7 million is attributable to options held by executive officers and approximately $101,000 is attributable to options held by non-employee directors).

     A copy of the Company’s press release dated June 1, 2005 announcing the above-described option acceleration is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The form of the Lock-Up and Consent is attached hereto as Exhibits 99.2.

Forward Looking Statements

Certain statements in this Report on Form 8-K that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to the Company’s expectations regarding the impact of the accelerated vesting of options on its financial results in future periods and employee morale, retention and perception. Important factors that may affect such forward-looking statements include, without limitation: the possibility that FASB Statement No. 123R (“FAS 123R”) could be changed, amended or interpreted in a manner that would change the Company’s current assessment of the effects of the adoption of FAS 123R on the acceleration of the vesting of stock options and the final results of the closing of the Company’s books for future financial periods; as well as other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2004.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release of TriPath Imaging, Inc. dated June 1, 2005 reporting TriPath Imaging, Inc.’s acceleration of vesting of certain options.

99.2	Form of Lock-Up and Consent.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPATH IMAGING, INC.

Dated: June 1, 2005	By:	/s/ Stephen P. Hall
Stephen P. Hall Chief Financial Officer Principal Accounting Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release of TriPath Imaging, Inc. dated June 1, 2005 reporting TriPath Imaging, Inc.’s acceleration of vesting of certain options.

99.2	Form of Lock-Up and Consent.